Exhibit 99.1

FIRST SECURITYFED FINANCIAL, INC.

FOR IMMEDIATE RELEASE

February 17, 2004

CONTACT:

Peter Ilnyckyj

V.P. Investor Relations

Phone # (773) 772-4500, ext #343

FIRST SECURITYFED FINANCIAL, INC.  ANNOUNCES
RECORD EARNINGS FOR THE YEAR ENDING DECEMBER 31,2003

Chicago, IL  - February 17, 2004- (NASDAQ-FSFF)  - First SecurityFed Financial, Inc., (the “Company”) the holding company for 1st Security Federal Savings Bank, (the “Bank”), announced record net income and earnings per share for the year ended December 31, 2003.

Net income for the three months ended December 31, 2003 was $2.0 million or $.56 per share, or $.53 per diluted share compared to $2.1 million or $.58 per share, or $.56 per diluted share for the same period in 2002. Net income for the year ended December 31, 2003 totaled a record  $8.2 million or $2.29 per share, or $2.19 per diluted share compared to net income of $8.0 million or $2.20 per share, or $2.15 per diluted share for the year ended December 31,2002, resulting in an increase of 4.09% in basic earnings per share. Return on average equity for the year was 10.33% while return on average assets for the year 2003 was 1.73%.

Net interest income for the quarter ended December 31, 2003 was $4.7 million compared to $4.8 million for the quarter ended December 31, 2002. Net interest income for the year ended December 31,2003 was $19.0 million, compared with $18.3 million for the year ended December 31, 2002. The $697,000 increase in net interest income is primarily attributable to a decrease in the average yield on deposit accounts exceeding the decrease in average yield on interest earning assets.

Non-interest expense for the three months ended December 31,2003 was $2.0 million compared to $2.0 million for the three months ended December 31,2002. Non-interest expense for the year ended December 31,2003 was $7.4 million as compared to $7.1 million for the year ended December 31,2002, an increase of $258,000.  The increase in non-interest expense is attributed to costs associated with the Palatine branch such as data processing, equipment and supplies.

Total assets at December 31, 2003 were $494.4 million, compared to $464.3 million at December 31,2002 an increase of $30.1 million or 6.48%. The increase in total assets was due primarily to increases of $36.5 million in securities and $5.4 million in Federal Home Loan Bank stock, partially offset by a $14.0 million decrease in cash and cash equivalents. The ratio of non-performing assets to total assets was 0.56% as of December 31, 2003 as compared to 0.44% as of December 31, 2002.

Total liabilities at December 31, 2003 were  $408.5 million, compared to $388.4 million at December 31,2002, an increase of $20.1 million or 5.18%. This increase was primarily due to an increase of $19.2 million in deposits.

Shareholders’ equity at December 31, 2003 was $85.9 million, compared to $75.9 million at December 31,2002, an increase of $10.0 million. The increase in equity was due to the Company's net income for the year, and a reduction in treasury stock due to the exercise of stock options.

Julian E. Kulas, President and CEO stated: “ We are most pleased with our continued good earnings. With signs of an improving economy in 2004 and our ability to maintain low operating expenses the Company should continue to enhance shareholder value.”

On January 12,2004, the Company jointly announced with MB Financial, Inc (NASDAQ-NMS: MBFI), parent of MB Financial Bank, that we agreed to merge. MB Financial, Inc will be the surviving corporation in the transaction valued at $139.2 million, which will be paid through a combination of MB Financial, Inc. common stock and cash. Completion of the transaction is expected in the second quarter of 2004, pending shareholder, regulatory and other necessary approvals.

First SecurityFed Financial is headquartered in Chicago with 4 offices located in the Chicago Metropolitan area and one branch in Philadelphia, Pennsylvania. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S, Government, including of the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

FIRST SECURITYFED FINANCIAL, INC.
SELECTED FINANCIAL INFORMATION

	December 31, 2003	December 31, 2002
	(In thousands)

Selected Financial Condition Data

Total assets	$494,411	$464,301
Cash and cash equivalents	13,861	27,817
Loans receivable, net	303,977	301,642
Securities and mortgage backed securities	148,290	111,754
Deposits	309,842	290,612
Advances from Federal Home Loan Bank	93,644	92,105
Shareholders’ equity	85,884	75,932

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(In thousands)

Selected Operations Data

Total interest income	$7,305	$7,893	$29,787	$30,900
Total interest expense	2,584	3,070	10,836	12,646
Net interest income	4,721	4,823	18,951	18,254
Provision for loan losses	33	33	120	127
Net interest income after provision for loan losses	4,688	4,790	18,831	18,127
Noninterest income	291	248	1,058	949
Noninterest expense	1,973	2,039	7,358	7,100
Income before taxes	3,006	2,999	12,531	11,976
Income tax provision	997	929	4,313	3,958
Net income	$2,009	$2,070	$8,218	$8,018

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Selected Financial Ratios (1)
Return on average assets	1.68%	1.79%	1.73%	1.78%

Return on average equity	9.93	10.97	10.33	10.77
Average equity to average assets	16.91	16.32	16.68	16.57
Interest rate spread during the period	3.80	4.00	3.90	3.86
Net interest margin	4.11	4.41	4.36	4.48
General and administrative expenses to average assets	1.54	1.76	1.52	1.58
Efficiency ratio	.38	.40	.36	.37

Basic Earnings per share	$.56	$.58	$2.29	$2.20

Diluted earnings per share	$.53	$.56	$2.19	$2.15

As of December 31,2003	As of December 31,2002

Book value per share

$

23.15

$

21.13

(1)  All applicable quarterly ratios reflect annualized figures.